Exhibit 10.51

Amendment Six to
Manufacturing and Purchase Agreement Between
Dot Hill Systems Corp. and Hon Hai Precision Industry Co. Ltd.

This Amendment ~~Five~~ Six ("Amendment") is dated November 14, 2014 (the ''Effective Date") and is an amendment to the Manufacturing and Purchase Agreement dated September 2008 (the "Agreement") between Dot Hill Systems Corp. and its subsidiaries ("Dot Hill") and Hon Hai Precision Industry Ltd, and its parents, subsidiaries and affiliate companies ("Foxconn").

Except as expressly set forth herein, all other terms and conditions of the Agreement (including all amendments to the Agreement) shall continue in full force and effect. Capitalized terms used but not defined herein shall have the meanings given thereto in the Agreement. This Amendment shall become part of the Agreement and all applicable terms and conditions of the Agreement.

Whereas, Dot Hill and Foxconn wish to extend the Term of the Agreement on an interim basis to allow for necessary updates to the Agreement;

Wherefore, the Agreement shall be revised as follows:

1.	Article 14.1 shall be deleted in its entirety, and in its place the following shall be inserted:

"14.1 Term. The Term of this Agreement shall be from the original Effective Date of the
Agreement (in September 2008) until and through March 11,2015, unless terminated pursuant to the termination provisions of this Agreement."

In witness hereof, the parties have caused this Amendment to be executed by their duly authorized representatives as set forth below .

Dot Hill Systems Corp.	Hon Hai Precision Industry Co. Ltd.
/s/ Hanif Jamal	/s/ Peter Wu
Name: Hanif Jamal	Name: Peter Wu
Title: CFO	Title: Director
Date: 2-3-15	Date: 01/14/2015

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